Exhibit 2(g)(1)

INVESTMENT ADVISORY AGREEMENT

            AGREEMENT made as of this __ day of ____________, 2005, between Mellon Optima L/S Strategy Fund, LLC, a Delaware limited liability company (the “Fund”), and Mellon Hedge Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

            WHEREAS, the Fund is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

            WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund, and the Adviser is willing to furnish such services;

            NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.  Appointment of the Adviser.

            The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Fund in any way nor shall it otherwise be deemed an agent of the Fund.

2.  Duties of the Adviser.

(a)	The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision and review of the directors of the Fund, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Fund, make changes in the investments of the Fund. Subject always to the supervision of the directors of the Fund and to the provisions of the Fund's Limited Liability Company Agreement (the "LLC Agreement") and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.

(b)	In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)	to do any and all acts and exercise all rights with respect to the Fund's interest in any person, firm, corporation, partnership or other entity, including, without limitation, voting interests of the Investment Funds (as defined in the Fund's Confidential Memorandum (the "Memorandum"));

(3)	to enter into agreements with the Investment Funds irrevocably to forego the Fund's right to vote its interests or shares of the Investment Funds;

(4)	to enter into agreements with the Investment Funds that provide for, among other things, the indemnification by the Fund of the Investment Funds and the Investment Managers (as defined in the Memorandum), and to terminate such agreements;

(5)	to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(d);

(6)	to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund's investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Fund's investors (the "Members") with respect to repurchases of interests in the Fund ("Interests") and the payment of Fund expenses;

(7)	to call and conduct meetings of Members at the Fund's principal office or elsewhere as it may determine and to assist the directors of the fund in calling and conducting meetings of the directors;

(8)	to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the directors of the Fund;

(9)	to engage and terminate the services of persons (other than sub-advisers, the engagement of which shall be subject to Paragraph 2(c)) to assist the Adviser in providing, or to provide under the Adviser's control and supervision, advice and management to the Fund at the expense of the Adviser and to terminate such services;

(10)	as directed by the directors of the Fund, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(11)	if directed by the directors of the Fund, to arrange for the purchase of (A) one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the directors of the Fund or the Adviser, or any of their principals, directors, officers, members, employees and agents;

(12)	to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any other Members or person;

(13)	to obtain, on a quarterly basis, the net asset value of each Investment Fund and a copy of each Investment Fund's most recent financial report, and to report thereon to the Fund's board of directors;

(14)	to (A) prepare Member communications, including performance reports and investment commentary, and (B) provide data for financial and other reporting purposes; and

(15)	to support Fund Member services and review the activities of third-party service providers.

(c)	In carrying out its responsibilities hereunder, the Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including, without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Without limiting the generality of the foregoing, and subject to the requirements of Section 15 of the 1940 Act, the Adviser may retain one or more sub-advisers to manage all or a portion of the investment portfolio of the Fund, at the Adviser's own cost and expense. Retention of one or more sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible for all acts and omissions of such sub-advisers, or other persons or entities, in connection with the performance of the Adviser's duties hereunder.

(d)	The Adviser, in its discretion, may use brokers who provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's good faith determination that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(e)	The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

(f)	The Adviser shall bear the non-recurring initial offering and organizational costs of the Fund, and shall provide, without cost to the Fund, all necessary office space and the services of executive personnel for administering the affairs of the Fund, excepting those services to be provided by the Fund's administrator pursuant to an administration agreement with such entity.

(g)	The Fund shall bear the expenses of its operations, other than the Fund's initial offering and organizational expenses and any other expenses specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)	all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, shareholder servicing fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends, and expenses from investments in Investment Funds;

(2)	all costs and expenses associated with the ongoing operation and registration of the Fund, and the costs of compliance with any applicable Federal or state laws;

(3)	the costs and expenses of holding any meetings of any Members that are regularly scheduled, permitted or required to be held under the terms of the LLC Agreement, the 1940 Act or other applicable law;

(4)	the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

(5)	a portion of the costs, as determined by the directors of the Fund, of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser or the Fund's officers and directors;

(6)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members;

(7)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

(8)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(9)	the fees of custodians and other persons providing administrative services to the Fund; and

(10)	such other types of expenses as may be approved from time to time by the Fund's directors.

           The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses paid by the Adviser from time to time on behalf of the Fund.

3. Compensation of the Adviser.

(a)	As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Fund agrees to pay to the Adviser a monthly fee at the annual rate of ____% of the Fund's "net assets" for the month, excluding assets attributable to the capital account, if any, of the Adviser. "Net Assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund . The compensation payable to the Adviser hereunder will be computed based on the net assets of the Fund as of the close of business on the last business day of the month to which the Adviser's fee relates, before adjustment for any repurchase of interests payable on such date, and will be payable in arrears.

(b)	The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

4.  Limitation of Liability of the Adviser.

           Neither the Adviser nor any member, director, officer or employee of the Adviser, or any of their affiliates, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of services to the Fund; provided, however, that nothing herein contained shall be construed to protect the Adviser or any such other person against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

5.  Term and Termination.

(a)	This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect until __________, 2007 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually: (i) by either the directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may be terminated at any time without the payment of any penalty by vote of the directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund or by the Adviser, on sixty days' written notice to the other party.

(c)	This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

6.  Limitation of Liability.

           It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the directors, members, nominees, officers, agents or employees of the Fund, personally, but shall bind only the property of the Fund as provided in this Agreement. The execution and delivery of this Agreement have been authorized by the directors and the members of the Fund and this Agreement has been signed by an authorized officer of the Fund, acting as such.

           IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Attest: _____________________________________	MELLON OPTIMA L/S STRATEGY FUND, LLC By:________________________________________________ Its:_______________________________________________

Attest: _____________________________________	MELLON HEDGE ADVISORS, LLC By:________________________________________________ Its:_______________________________________________